Exhibit 99.1

FOR IMMEDIATE RELEASE

Board of Directors Increases Stock Repurchase Authorization
First Quarter 2005 Results Restated for Stock Compensation Expense
Adjusting Guidance for the Restatement

TRUMBULL, Conn. – June 15, 2005 – Imagistics International Inc. (NYSE: IGI) a direct sales and service imaging solutions company, announced today that the Board of Directors authorized an increase of $30 million to its stock repurchase program. Additionally, the company is restating its first quarter 2005 results to recognize all of the cost of stock option and restricted stock awards to retirement eligible employees on the date of the grant. The company also adjusted its earnings guidance for 2005 for the effect of the restatement.

Board of Directors Authorizes $30 Million Increase in Stock Repurchase Plan

The Board of Directors of Imagistics authorized an increase in its stock repurchase program to $138 million, which is an additional $30 million above the previously authorized limit of $108 million. Since the stock buy-back program was initiated in March 2002, the company has repurchased more than 4.5 million shares. Through continued repurchases of shares in the open market, the company exhausted its previously authorized limit of $108 million in early June 2005.

Mr. Marc C. Breslawsky, Chairman and Chief Executive Officer, commented, “We have been steadily repurchasing shares and have bought back 23 percent of the shares that were outstanding at the spin-off of Imagistics in December 2001. This is the fifth time the Board has increased the repurchase authorization. We believe that share repurchases demonstrate our confidence in the future of the company and are an excellent way to deploy our cash and create value for our shareholders.”

The Board of Directors’ decision to increase the buy-back program authorization was based on continued confidence in the company’s business and the current price of the stock. Stock repurchases will continue to be made periodically in the open market depending on market conditions.

First Quarter 2005 Results Restated

As previously announced, Imagistics early adopted SFAS 123(R) and began recognizing stock option expense effective January 1, 2005. In connection with this adoption, the company expensed the cost of stock option and restricted share grants over the explicit three-year vesting period. However, since these grants provide for full vesting at retirement, SFAS 123(R) requires the cost for employees who are or become retirement eligible within the explicit vesting period to be expensed over a shorter period. This approach results in immediate expensing of grants to employees who are retirement eligible at the grant date. Accordingly, Imagistics is restating its first quarter 2005 results to reflect this technical provision of SFAS 123(R). The effect of this restatement is to accelerate the non-cash share-based compensation expense for January 2005 grants to retirement eligible employees to the first quarter of 2005, rather than recognize this expense over the explicit three-year vesting period, and as a result, this restatement will have a negative impact of $0.04 per share on the first quarter 2005 results, and is expected to have a negative impact of $0.03 per share on the full year 2005 results. After the restatement, the first quarter of 2005 income before income taxes was $2.6 million, net income was $1.5 million, and both basic and diluted earnings per share were $0.09.

Imagistics will file an amended Form 10-Q for the period ended March 31, 2005, which will contain the restated financial statements.

Adjusting 2005 Earnings Guidance for the Restatement

The company is adjusting its 2005 earnings guidance for the $0.03 per share full year effect of the aforementioned restatement. Accordingly, the previous 2005 earnings guidance of $1.61-$1.66 per share is now revised to $1.58-$1.63 per share. The annual guidance for 2005, as previously announced, is after expensing stock options and charges for restructuring and severance taken in the first quarter of 2005, and a planned severance charge in the second quarter of 2005. Results for the second quarter of 2005 will be announced on August 4, 2005.

About Imagistics International

Imagistics International Inc. (NYSE:IGI) is a direct sales, service and marketing organization offering document imaging solutions, including high performance, leading edge copier/MFPs and facsimile machines to Fortune 1000 companies and other organizations. Its direct sales and service network is located throughout the United States and the United Kingdom, and in parts of Canada. Imagistics International is a member of the S&P SmallCap 600 Index and the Russell 2000 Index(R) and is headquartered in Trumbull, Connecticut. For additional information about Imagistics International, please visit www.imagistics.com and www.IGIinvestor.com.

The statements contained in this news release that are not purely historical are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, competitive pricing pressures, timely development and acceptance of new products, our reliance on third party suppliers, potential disruptions in implementing information technology systems, including the recent ERP implementation, potential disruptions affecting the international shipment of goods, our ability to create brand recognition and currency and interest rate fluctuations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Imagistics 2004 Form 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

For more Information contact:

Jim Magrone, Vice President, Corporate Communications and Investor Relations
Imagistics International, Inc.
(203) 365-2361
jmagrone@imagistics.com

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